Exhibit 99

NEWS Main Street Banks, Inc.

FOR IMMEDIATE RELEASE

Contacts:	Samuel B. Hay III	David W. Brooks II
	President and Chief Executive Officer	EVP and Chief Financial Officer
	Main Street Banks, Inc.	Main Street Banks, Inc.
	(770) 786-3441	(770) 786-3441

MAIN STREET BANKS ANNOUNCES QUARTERLY CASH DIVIDEND

ATLANTA, January 11, 2006 – The Board of Directors of Main Street Banks, Inc. (Nasdaq: MSBK) declared a regular quarterly dividend of 16.50 cents per share of common stock payable on February 6, 2006 to shareholders of record on January 23, 2006.

About Main Street

Main Street Banks, Inc., a $2.5 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 24 banking centers located in nineteen of Georgia’s fastest growing communities. Main Street is the largest community banking organization in the Atlanta metropolitan area.